UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FI CBM Holdings N.V. (to be renamed “CNH Industrial N.V.”)
(Exact name of registrant as specified in its charter)

The Netherlands	Not applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Cranes Farm Road Basildon, Essex SS14 3AD United Kingdom	Not applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares, par value €0.01 per share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:     333-188600    (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  Not applicable

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the common shares, par value €0.01 per share (the “Common Shares”), of FI CBM Holdings N.V., which prior to completion of the Merger described in the Registration Statement (defined below) will be renamed CNH Industrial N.V. (the “Company”), as included under the titles “Tax Consequences—Material Dutch Tax Consequences”, “The DutchCo Shares, Articles of Association and Terms and Conditions of the Special Voting Shares” and “Comparison of Rights of Shareholders of Fiat Industrial, CNH and Dutchco” in the Prospectus forming a part of the Registration Statement on Form F−4, as originally filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2013 (Registration No. 333−188600), including exhibits, as amended to date and as may be subsequently amended from time to time (the “Registration Statement”), is hereby incorporated by reference.

The Company intends to operate in such a manner that, under the terms of the income tax treaty between the Netherlands and the United Kingdom, it is solely resident in the United Kingdom for treaty purposes.  The Company has obtained a determination from the tax authorities of the Netherlands and the United Kingdom that it is and will continue to be solely resident for treaty purposes in the United Kingdom, provided that it operates as intended and provides evidence of that to the two tax authorities.  As long as the determination applies, Dutch withholding tax will not apply to dividends paid on the Common Shares of the Company regardless of the residence or nationality of the beneficial owner of the Common Shares, except possibly in the case of residents of the Netherlands.  If, however, the Company ceased to operate in the manner required by the determination, the Netherlands might cease to treat the Company as being solely tax resident in the United Kingdom for treaty purposes, in which case Dutch withholding tax of 15% would generally apply to dividends paid on Common Shares.  Under the Income Tax Treaty between the Netherlands and the United States (the “Treaty”), a beneficial owner of Common Shares who is a resident of the United States for purposes of the Treaty and eligible to claim benefits thereunder may, under certain circumstances, be entitled to a reduction of or exemption from Dutch withholding tax.  Holders of Common Shares are advised to consult their tax advisors regarding their eligibility for benefits under the Treaty.  Under current United Kingdom tax law, there is no withholding or deduction on dividend payments to a holder not resident in the United Kingdom for or on account of United Kingdom income tax.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Registration Statement.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8−A, no exhibits are required to be filed, because no other securities of the Company are registered on the New York Stock Exchange LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 23, 2013	FI CBM HOLDINGS N.V.

	By:	/s/ Roberto Russo
		Name:	Roberto Russo
		Title:	Corporate Secretary